Exhibit 99.1
Press Release
Release date: August 3, 2023

Uniti Group Inc. Reports Second Quarter 2023 Results
Reiterates 2023 Outlook for Revenue, Adjusted EBITDA and AFFO
•Net Income of $25.6 Million or $0.11 Per Diluted Common Share for the Second Quarter
•AFFO Per Diluted Common Share of $0.34 for the Second Quarter

LITTLE ROCK, Ark., August 3, 2023 (GLOBE NEWSWIRE) – Uniti Group Inc. (“Uniti” or the “Company”) (Nasdaq: UNIT) today announced its results for the second quarter 2023.

“We continue to see robust demand for our fiber infrastructure, highlighted by $0.75 million of consolidated bookings during the quarter, a 20% increase from the prior quarter. Our consolidated core recurring revenue also showed continued resiliency with 4% growth during the quarter when compared to the same quarter in the prior year,” commented President and Chief Executive Officer, Kenny Gunderman.

Mr. Gunderman continued, “As the second largest independent fiber provider in the country with a network spanning 138,000 route miles, Uniti is uniquely positioned to capitalize on all of the growing use cases of fiber, including mobile broadband, fixed wireless, fiber-to-the-home, small cells, fiber-to-the-tower, and hyperscaler connectivity. We see limited competitive threats to our infrastructure and a long runway of profitable growth.”
QUARTERLY RESULTS
Consolidated revenues for the second quarter of 2023 were $283.7 million.  Net Income and Adjusted EBITDA were $25.6 million and $228.2 million, respectively, for the same period, achieving Adjusted EBITDA margins of approximately 80%.  Net income attributable to common shares was $25.3 million for the period. Adjusted Funds From Operations (“AFFO”) attributable to common shareholders was $91.0 million, or $0.34 per diluted common share.
Uniti Fiber contributed $71.2 million of revenues and $25.2 million of Adjusted EBITDA for the second quarter of 2023. Revenue during the quarter was impacted by lower than expected non-recurring revenue related to equipment sales and installs and ETL fees. However, core recurring revenue grew approximately 5% during the quarter compared to the second quarter in the prior year. Uniti Fiber’s net success-based capital expenditures during the quarter were $31.2 million.
Uniti Leasing contributed revenues of $212.5 million and Adjusted EBITDA of $206.6 million for the second quarter. During the quarter, Uniti Leasing deployed capital expenditures of $96.3 million primarily related to the construction of approximately 1,600 new route miles of valuable fiber infrastructure.

LIQUIDITY
At quarter-end, the Company had approximately $452.1 million of unrestricted cash and cash equivalents, and undrawn borrowing availability under its revolving credit agreement.  The Company’s leverage ratio at quarter-end was 6.00x based on net debt to second quarter 2023 annualized Adjusted EBITDA.
On July 28, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share, payable on September 22, 2023, to stockholders of record on September 8, 2023.
UPDATED FULL YEAR 2023 OUTLOOK

The Company is updating its 2023 outlook primarily for business unit level revisions, and transaction related and other costs incurred to date.  Our 2023 outlook excludes future acquisitions, capital market transactions, and future transaction-related and other costs not mentioned herein.
The Company’s consolidated outlook for 2023 is as follows (in millions):

	Full Year 2023
Revenue	$1,154	to	$1,174
Net income attributable to common shareholders	56	to	76
Adjusted EBITDA (1)	915	to	935
Interest expense, net (2)	517	to	517

Attributable to common shareholders:
FFO (1)	276	to	296
AFFO (1)	373	to	393

Weighted-average common shares outstanding - diluted	290	to	290
__________________________

(1) See “Non-GAAP Financial Measures” below.
(2) See “Components of Interest Expense” below.

CONFERENCE CALL
Uniti will hold a conference call today to discuss this earnings release at 8:30 AM Eastern Time (7:30 AM Central Time).  The conference call will be webcast live on Uniti’s Investor Relations website at investor.uniti.com. Those parties interested in participating via telephone may register on the Company’s Investor Relations website or by clicking here.  A replay of the call will be available on the Investor Relations website beginning today at approximately 12:00 PM Eastern Time.
ABOUT UNITI
Uniti, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of fiber and other wireless solutions for the communications industry.  As of June 30, 2023, Uniti owns approximately 138,000 fiber route miles, 8.3 million fiber strand miles, and other communications real estate throughout the United States. Additional information about Uniti can be found on its website at www.uniti.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release and today’s conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact, including, without limitation, our 2023 financial outlook, expectations regarding bookings, installs and strong demand trends, our business strategies, growth prospects, our ability to sustain difficult economic conditions, industry trends, sales opportunities, and operating and financial performance.

Words such as "anticipate(s)," "expect(s)," "intend(s)," “estimate(s),” “foresee(s),” "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could materially alter our expectations include, but are not limited to, the future prospects of Windstream, our largest customer; the ability and willingness of our customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant; the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; the risk that we fail to fully realize the potential benefits of acquisitions or have difficulty integrating acquired companies; our ability to generate sufficient cash flows to service our outstanding indebtedness and fund our capital funding commitments; our ability to access debt and equity capital markets; the impact on our business or the business of our customers as a result of credit rating downgrades and fluctuating interest rates; our ability to retain our key management personnel; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to real estate investment trusts; covenants in our debt agreements that may limit our operational flexibility; other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and additional factors described in our reports filed with the SEC.

Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward-looking statements set forth in this press release and today’s conference call to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.
NON-GAAP PRESENTATION
This release and today’s conference call contain certain supplemental measures of performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  Such measures should not be considered as alternatives to GAAP.  Further information with respect to and reconciliations of such measures to the nearest GAAP measure can be found herein.

Uniti Group Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2023	December 31, 2022
Assets:
Property, plant and equipment, net	$3,895,206	$3,754,547
Cash and cash equivalents	38,145	43,803
Accounts receivable, net	43,021	42,631
Goodwill	361,378	361,378
Intangible assets, net	319,967	334,846
Straight-line revenue receivable	81,415	68,595
Operating lease right-of-use assets, net	124,060	88,545
Other assets	84,695	77,597
Investment in unconsolidated entities	38,006	38,656
Deferred income tax assets, net	48,677	40,631
Total Assets	$5,034,570	$4,851,229

Liabilities and Shareholders' Deficit:
Liabilities:
Accounts payable, accrued expenses and other liabilities	$135,378	$122,195
Settlement payable	207,863	251,098
Intangible liabilities, net	161,745	167,092
Accrued interest payable	156,558	121,316
Deferred revenue	1,213,633	1,190,041
Dividends payable	69	2
Operating lease liabilities	82,151	66,356
Finance lease obligations	15,881	15,520
Notes and other debt, net	5,392,536	5,188,815
Total liabilities	7,365,814	7,122,435

Commitments and contingencies

Shareholders' Deficit:
Preferred stock, $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000 shares authorized, issued and outstanding: 236,431 shares at June 30, 2023 and 235,829 at December 31, 2022	24	24
Additional paid-in capital	1,215,260	1,210,033
Distributions in excess of accumulated earnings	(3,548,870)	(3,483,634)
Total Uniti shareholders' deficit	(2,333,586)	(2,273,577)
Noncontrolling interests - operating partnership units and non-voting convertible preferred stock	2,342	2,371
Total shareholders' deficit	(2,331,244)	(2,271,206)
Total Liabilities and Shareholders' Deficit	$5,034,570	$4,851,229

Uniti Group Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Uniti Leasing	$212,453	$205,614	$423,261	$410,255
Uniti Fiber	71,245	78,361	150,259	151,754
Total revenues	283,698	283,975	573,520	562,009

Costs and Expenses:
Interest expense, net	119,689	96,377	268,552	192,549
Depreciation and amortization	77,267	72,303	154,042	143,760
General and administrative expense	23,417	25,085	51,850	48,955
Operating expense (exclusive of depreciation and amortization)	37,418	36,917	72,486	71,893
Transaction related and other costs	5,576	3,235	8,364	4,949
Gain on sale of real estate	—	(250)	—	(250)
Other expense (income), net	(291)	(7,930)	19,888	(8,328)
Total costs and expenses	263,076	225,737	575,182	453,528

Income (loss) before income taxes and equity in earnings from unconsolidated entities	20,622	58,238	(1,662)	108,481
Income tax (benefit) expense	(4,357)	4,944	(6,769)	2,873
Equity in earnings from unconsolidated entities	(659)	(480)	(1,320)	(1,024)
Net income	25,638	53,774	6,427	106,632
Net income attributable to noncontrolling interests	12	77	3	205
Net income attributable to shareholders	25,626	53,697	6,424	106,427
Participating securities' share in earnings	(322)	(340)	(569)	(671)
Dividends declared on convertible preferred stock	(5)	(5)	(10)	(10)
Net income attributable to common shareholders	$25,299	$53,352	$5,845	$105,746

Net income attributable to common shareholders - Basic	25,299	53,352	5,845	105,746
Impact of if-converted dilutive securities	—	3,000	—	5,994
Net income attributable to common shareholders - Diluted	$25,299	$56,352	$5,845	$111,740

Weighted-average number of common shares outstanding:
Basic	236,429	235,656	236,260	235,352
Diluted	236,429	267,361	236,260	267,045

Earnings per common share:
Basic	$0.11	$0.23	$0.02	$0.45
Diluted	$0.11	$0.21	$0.02	$0.42

Uniti Group Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flow from operating activities
Net income	$6,427	$106,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154,042	143,760
Amortization of deferred financing costs and debt discount	9,454	9,015
Loss on extinguishment of debt, net	31,187	—
Interest rate swap termination	—	5,659
Deferred income taxes	(8,046)	(7,185)
Equity in earnings of unconsolidated entities	(1,320)	(1,024)
Distributions of cumulative earnings from unconsolidated entities	1,969	1,969
Cash paid for interest rate swap settlement	—	(6,346)
Straight-line revenues and amortization of below-market lease intangibles	(19,216)	(21,148)
Stock-based compensation	6,260	6,513
Gain on sale of unconsolidated entity	—	(7,923)
Gain on sale of real estate	—	(250)
(Gain) loss on asset disposals	(172)	586
Accretion of settlement obligation	5,776	5,787
Other	—	(630)
Changes in assets and liabilities:
Accounts receivable	(391)	(7,224)
Other assets	967	559
Accounts payable, accrued expenses and other liabilities	12,894	5,858
Net cash provided by operating activities	199,831	234,608
Cash flow from investing activities
Capital expenditures	(247,269)	(184,039)
Proceeds from sale of unconsolidated entity	—	32,527
Proceeds from sale of real estate, net cash	—	325
Proceeds from sale of other equipment	1,169	431
Net cash used in investing activities	(246,100)	(150,756)
Cash flow from financing activities
Repayment of debt	(2,263,662)	—
Proceeds from issuance of notes	2,600,000	—
Dividends paid	(71,594)	(71,771)
Payments of settlement payable	(49,011)	—
Distributions paid to noncontrolling interest	(32)	(186)
Payment for exchange of noncontrolling interest	—	(4,620)
Borrowings under revolving credit facility	245,000	105,000
Payments under revolving credit facility	(347,000)	(105,000)
Finance lease payments	(799)	(601)
Payments for financing costs	(26,955)	—
Payment for settlement of common stock warrant	(56)	—
Termination of bond hedge option	59	—
Costs related to the early repayment of debt	(44,303)	—
Employee stock purchase program	314	264
Payments related to tax withholding for stock-based compensation	(1,350)	(4,436)
Net cash provided by (used in) financing activities	40,611	(81,350)
Net (decrease) increase in cash and cash equivalents	(5,658)	2,502
Cash and cash equivalents at beginning of period	43,803	58,903
Cash and cash equivalents at end of period	$38,145	$61,405

Uniti Group Inc.
Reconciliation of Net Income to FFO and AFFO
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to common shareholders	$25,299	$53,352	$5,845	$105,746
Real estate depreciation and amortization	55,062	52,424	109,578	104,317
Gain on sale of real estate assets, net of tax	—	(250)	—	(250)
Participating securities share in earnings	322	340	569	671
Participating securities share in FFO	(730)	(904)	(977)	(1,562)
Real estate depreciation and amortization from unconsolidated entities	435	806	870	1,496
Adjustments for noncontrolling interests	(25)	(82)	(50)	(211)
FFO attributable to common shareholders	80,363	105,686	115,835	210,207
Transaction related and other costs	5,576	3,235	8,364	4,949
Amortization of deferred financing costs and debt discount	4,491	4,501	9,454	9,015
Write off of deferred financing costs and debt discount	—	—	10,412	—
Costs related to the early repayment of debt	—	—	51,997	—
Stock based compensation	3,130	3,201	6,260	6,513
Gain on sale of unconsolidated entity, net of tax	—	(1,212)	—	(1,212)
Non-real estate depreciation and amortization	22,205	19,879	44,464	39,443
Straight-line revenues and amortization of below-market lease intangibles	(9,789)	(10,126)	(19,216)	(21,148)
Maintenance capital expenditures	(1,916)	(2,456)	(3,744)	(4,822)
Other, net	(13,417)	(8,060)	(26,078)	(16,230)
Adjustments for equity in earnings from unconsolidated entities	320	269	640	565
Adjustments for noncontrolling interests	(5)	(20)	(37)	(41)
AFFO attributable to common shareholders	$90,958	$114,897	$198,351	$227,239

Reconciliation of Diluted FFO and AFFO:
FFO Attributable to common shareholders - Basic	$80,363	$105,686	$115,835	$210,207
Impact of if-converted dilutive securities	6,991	3,000	13,258	5,994
FFO Attributable to common shareholders - Diluted	$87,354	$108,686	$129,093	$216,201

AFFO Attributable to common shareholders - Basic	$90,958	$114,897	$198,351	$227,239
Impact of if-converted dilutive securities	6,976	3,450	14,085	6,900
AFFO Attributable to common shareholders - Diluted	$97,934	$118,347	$212,436	$234,139

Weighted average common shares used to calculate basic earnings per common share (1)	236,429	235,656	236,260	235,352
Impact of dilutive non-participating securities	—	359	—	347
Impact of if-converted dilutive securities	53,455	31,346	54,082	31,346
Weighted average common shares used to calculate diluted FFO and AFFO per common share (1)	289,884	267,361	290,342	267,045

Per diluted common share:
EPS	$0.11	$0.21	$0.02	$0.42
FFO	$0.30	$0.41	$0.44	$0.81
AFFO	$0.34	$0.44	$0.73	$0.88

(1) For periods in which FFO to common shareholders is a loss, the weighted average common shares used to calculate diluted FFO per common share is equal to the weighted average common shares used to calculate basic earnings per share.

Uniti Group Inc.
Reconciliation of EBITDA and Adjusted EBITDA
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$25,638	$53,774	$6,427	$106,632
Depreciation and amortization	77,267	72,303	154,042	143,760
Interest expense, net	119,689	96,377	268,552	192,549
Income tax (benefit) expense	(4,357)	4,944	(6,769)	2,873
EBITDA	$218,237	$227,398	$422,252	$445,814
Stock based compensation	3,130	3,201	6,260	6,513
Transaction related and other costs	5,576	3,235	8,364	4,949
Gain on sale of real estate	—	(250)	—	(250)
Other, net	469	(7,495)	20,982	(7,134)
Adjustments for equity in earnings from unconsolidated entities	755	1,075	1,510	2,061
Adjusted EBITDA	$228,167	$227,164	$459,368	$451,953

Adjusted EBITDA:
Uniti Leasing	$206,552	$200,349	$411,518	$399,322
Uniti Fiber	25,181	33,583	58,855	65,042
Corporate	(3,566)	(6,768)	(11,005)	(12,411)
	$228,167	$227,164	$459,368	$451,953

Annualized Adjusted EBITDA (1)	$912,668

As of June 30, 2023:
Total Debt (2)	$5,511,323
Cash and cash equivalents	38,145
Net Debt	$5,473,178

Net Debt/Annualized Adjusted EBITDA	6.00x

(1)Calculated as Adjusted EBITDA for the most recently reported three-month period, multiplied by four.  Annualized Adjusted EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X.
(2)Includes $15.9 million of finance leases, but excludes $102.9 million of unamortized discounts and deferred financing costs.

Uniti Group Inc.
Projected Future Results (1)
(In millions)

Year Ended December 31, 2023
Net income attributable to common shareholders - Basic	$56 to $76
Noncontrolling interest share in earnings	1
Participating securities' share in earnings	1
Net income (2)	57 to 77
Interest expense, net (3)	517
Depreciation and amortization	308
Income tax benefit	(11)
EBITDA (2)	871 to 891
Stock-based compensation	13
Transaction related and other costs (4)	28
Adjustment for unconsolidated entities	3
Adjusted EBITDA (2)	$915 to $935

(1)These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release. Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections. There can be no assurance that our actual results will not differ materially from the estimates set forth above
(2)The components of projected future results may not add due to rounding.
(3)See “Components of Projected Interest Expense” below.
(4)Includes $20 million of costs associated with the early repayment of our 7.875% Senior Secured Notes due 2025. Future transaction related costs are not included in our current outlook.

Uniti Group Inc.
Projected Future Results (1)
(Per Diluted Share)

Year Ended December 31, 2023
Net income attributable to common shareholders – Basic	$0.24 to $0.32
Real estate depreciation and amortization	0.92
Adjustments for unconsolidated entities	0.01
FFO attributable to common shareholders – Basic (2)	$1.17 to $1.25
Impact of if-converted securities	(0.15)
FFO attributable to common shareholders – Diluted (2)	$1.03 to $1.10

FFO attributable to common shareholders – Basic (2)	$1.17 to $1.25
Transaction related and other costs (3)	0.04
Amortization of deferred financing costs and debt discount (4)	0.12
Costs related to the early retirement of debt (5)	0.22
Accretion of settlement payable (6)	0.04
Stock-based compensation	0.05
Non-real estate depreciation and amortization	0.37
Straight-line revenues	(0.16)
Maintenance capital expenditures	(0.04)
Other, net	(0.24)
AFFO attributable to common shareholders – Basic (2)	$1.58 to $1.66
Impact of if-converted securities	(0.20)
AFFO attributable to common shareholders – Diluted (2)	$1.38 to $1.45

(1)These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release. Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections. There can be no assurance that our actual results will not differ materially from the estimates set forth above.
(2)The components of projected future results may not add to FFO and AFFO attributable to common shareholders due to rounding.
(3)Future transaction related and other costs are not included in our current outlook.
(4)Includes the write-off of approximately $10 million of deferred financing costs related to the early repayment of our 7.875% Senior Secured Notes due 2025.
(5)Represents the premium paid on and related costs associated with the early repayment of our 7.875% Senior Secured Notes due 2025.
(6)Represents the accretion of the Windstream settlement payable to its stated value. At the effective date of the settlement, we recorded the payable on the balance sheet at its initial fair value, which will be accreted based on an effective interest rate of 4.2% and reduced by the scheduled quarterly payments.

Components of Projected Interest Expense (1)
(In millions)

Year Ended December 31, 2023
Interest expense on debt obligations	$446
Accretion of Windstream settlement payable	10
Amortization of deferred financing cost and debt discounts (2)	29
Premium on early repayment of debt (3)	32
Interest expense, net (4)	$517

(1)These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.
(2)Includes the write-off of approximately $10 million of deferred financing costs related to the early repayment of our 7.875% Senior Secured Notes due 2025.
(3)Represents the premium paid on and related costs associated with the early repayment of our 7.875% Senior Secured Notes due 2025.
(4)The components of interest expense may not add to the total due to rounding.
NON-GAAP FINANCIAL MEASURES
We refer to EBITDA, Adjusted EBITDA, Funds From Operations (“FFO”) (as defined by the National Association of Real Estate Investment Trusts (“NAREIT”)) and Adjusted Funds From Operations (“AFFO”) in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.
We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, costs associated with Windstream’s bankruptcy, costs associated with litigation claims made against us, and costs associated with the implementation of our enterprise resource planning system, (collectively, “Transaction Related and Other Costs”), costs related to the settlement with Windstream, goodwill impairment charges, executive severance costs, amortization of non-cash rights-of-use assets, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items (although we may not have had such charges in the periods presented). Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated entities. We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.
Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income attributable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges, and includes adjustments to reflect the Company’s share of FFO from unconsolidated entities. We compute FFO in accordance with NAREIT’s definition.
The Company defines AFFO, as FFO excluding (i) Transaction Related and Other Costs; (ii) costs related to the litigation settlement with Windstream, accretion on our settlement obligation, and gains on the prepayment of our settlement obligation as these items are not reflective of ongoing operating performance; (iii) goodwill impairment charges; (iv) certain non-cash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, amortization of non-cash rights-of-use assets, straight line revenues, non-cash income taxes, and the amortization of other non-cash revenues to the extent that cash has not been received, such as revenue associated with the amortization of tenant capital improvements; and (v) the impact, which may be recurring in nature, of the write-off of unamortized deferred financing fees, additional costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, executive severance costs, taxes associated with tax basis cancellation of debt, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments and similar or infrequent items less maintenance capital expenditures. AFFO includes adjustments to reflect the Company’s share of AFFO from unconsolidated entities. We believe that the use of FFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction and integration related costs. The Company uses FFO and AFFO, and their respective per share amounts, only as performance measures, and FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.
Further, our computations of EBITDA, Adjusted EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA and AFFO differently than we do.

INVESTOR AND MEDIA CONTACTS:
Paul Bullington, 251-662-1512
Senior Vice President, Chief Financial Officer & Treasurer
paul.bullington@uniti.com
Bill DiTullio, 501-850-0872
Vice President, Investor Relations & Treasury
bill.ditullio@uniti.com